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             SECURITIES AND EXHCANGE COMMISSION
                   Washington, D.C. 20549



                          FORM 11-K

                        ANNUAL REPORT



(Mark One)

[x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

     For the fiscal year ended December 31, 1995


                             OR


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

     For the transition period from ______________ to ______________.



Commission file number 0-981
                       -----



A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

        PUBLIX SUPER MARKETS, INC. 401(k) SMART PLAN



B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                 PUBLIX SUPER MARKETS, INC.
               1936 GEORGE JENKINS, BOULEVARD
                   LAKELAND, FLORIDA 33801






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                         SIGNATURES



The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Publix Super Markets, Inc. 401(k) Smart Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            PUBLIX SUPER MARKETS, INC.
                                            401(k) SMART PLAN



Date:  March 29, 1996                  By:  PUBLIX SUPER MARKETS, INC.
                                            (As Plan Administrator)


                                       By:  /s/W. Edwin Crenshaw
                                            --------------------------
                                            W. Edwin Crenshaw
                                            President


                                       By:  /s/Tina P. Johnson
                                            --------------------------
                                            Tina P. Johnson
                                            Vice President, Treasurer
                                            and Trustee of the 401(k)
                                            Plan - Publix Stock Fund